Exhibit 99.1

NEWS RELEASE
December 7, 2000
Contacts: Jaime Vasquez 214-333-3225 X 529

Leslie Glazer BSMG Worldwide 212-445-8226
Web Address: www.pillowtex.com www.royalvelvet.com

FOR IMMEDIATE RELEASE
Pillowtex Corporation DIP Financing Approved

Dallas, Texas, December 7, 2000 - Pillowtex Corporation, which filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on November 14, 2000, announced today that it has received final Bankruptcy Court approval of a $150 million debtor-in-possession (DIP) financing facility being provided to it by a group of lenders led by Bank of America. The DIP facility will be used to fund the ongoing business operations of Pillowtex.

Anthony T. Williams, President and Chief Operating Officer, stated, "The DIP financing facility will be a significant source of liquidity for Pillowtex. It will contribute to our ability to operate in the normal course of business during the Chapter 11 case and should provide a measure of assurance to our employees, customers and vendors. We are grateful for the dedication of our employees and the continued support of our lending group, customers and vendors."

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such statements. Such risks and uncertainties may be attributable to the following factors among others: the Company's ability to propose and obtain confirmation of a plan of reorganization acceptable to creditors and other parties of interest; restrictions imposed by the terms of the DIP financing facility; the price and availability of raw materials; general retail industry conditions; and the reliance on certain key customers. These and other such factors are discussed in greater detail under the caption "Risk Factors" in Pillowtex's most recent Form 10-K and the caption "Cautionary Statement Regarding Forward Looking Statements" in Pillowtex's most recent Form 10-Q.

Pillowtex Corporation, with annual sales in excess of $1.4 billion, manufactures and markets home furnishings for the bedroom and bathroom under such industry leading brand names as ROYAL VELVET® , CANNON® , FIELDCREST® , CHARISMA® , TOUCH of CLASS® , ROYAL FAMILY® and ROYAL VELVET BIG and SOFT® . Pillowtex Corporation operates a network of manufacturing and distribution facilities in the U.S. and Canada with approximately 13,000 employees.

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